Exhibit 99.1

NEWS RELEASE

HECLA DECLARES PAYMENT OF PREFERRED STOCK DIVIDENDS IN ARREARS AND CURRENT PREFERRED DIVIDENDS

FOR IMMEDIATE RELEASE

December 1, 2009

COEUR D’ALENE, IDAHO -- (HL:NYSE) Hecla Mining Company today announced that its Board of Directors has elected to declare and pay all dividends in arrears and the next scheduled quarterly dividend for each of its outstanding series of preferred stock. In each case, the dividend will be payable January 4, 2010, to shareholders of record on December 15, 2009.

The Hecla Series B Cumulative Convertible Preferred Stock will be paid in cash for the dividends in arrears of $3.50 per share and the regular quarterly dividend of $0.875 per share. There are 157,816 shares of Series B outstanding.

For Hecla’s 6.5% Mandatory Convertible Preferred Stock, the dividends in arrears of $6.50 per share and the regularly quarterly dividend of $1.625 per share will be paid in shares of common stock of Hecla, as permitted by the Certificate of Designations. Hecla is paying the dividend in common shares to preserve cash for its exploration and development programs. There are 2,012,500 shares of Mandatory Convertible Preferred Stock outstanding.

The value of the shares of common stock issued as dividends will be calculated at 97% of the average of the closing prices of Hecla’s common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date. There will be no fractional shares issued, so a cash adjustment will be paid to each holder that would be entitled to a fraction of a share of common stock (based on the average of the closing prices of Hecla’s common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date). In the event that the number of shares of common stock issued as dividends under such calculations shall exceed 4,816,365 shares (the “Applicable Share Cap” for these dividend payments), the number of shares of common stock paid will be the Applicable Share Cap and the remaining declared and unpaid dividends will be paid in cash. Hecla will capitalize retained earnings for the fair market value of the shares of common stock to be issued as dividends. Sale of the shares of common stock received as a dividend by a holder will reduce a holder’s proportionate equity in the Company. The broker’s cut-off date for the dividend on the 6.5% Mandatory Convertible Preferred Stock will be December 31, 2009 (one business day before the dividend payment date) and the calculation of the number of shares of common stock to be issued per share of 6.5% Mandatory Convertible Preferred Stock and the price to be paid for fractional shares will be announced before the opening of business on December 31, 2009, but American Stock Transfer & Trust Company, the Company’s transfer agent will be instructed to issue fractional share payments to brokers and other nominees as required against full share certificates surrendered by them for a period of one week after the January 4, 2010, payment date of such dividend.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Contact Don Poirier, vice president – corporate development, 208/769-4128

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d'Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612